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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GameStop Corp
Grapevine, Texas

We hereby consent to the use in the Joint Proxy Statement-Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2005 (except for Note 16, which is dated August 24, 2005), relating to the consolidated financial statements of GameStop Corp., management's assessment of internal control over financial reporting as of January 29, 2005, and the effectiveness of internal control over financial reporting as of January 29, 2005, which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                 /s/ BDO Seidman, LLP
                                                 ------------------------------
                                                 BDO SEIDMAN, LLP

Dallas, TX
August 30, 2005